CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Putnam Target Date Funds of our report dated September 12, 2022, relating to the financial statements and financial highlights of Putnam RetirementReady 2065 Fund, Putnam RetirementReady 2060 Fund, Putnam RetirementReady 2055 Fund, Putnam RetirementReady 2050 Fund, Putnam RetirementReady 2045 Fund, Putnam RetirementReady 2040 Fund, Putnam RetirementReady 2035 Fund, Putnam RetirementReady 2030 Fund, Putnam RetirementReady 2025 Fund, and Putnam RetirementReady Maturity Fund, which appears in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

November 22, 2022